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                                                                   Exhibit 10.17

                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                            AND FIRST AMENDMENTS TO
                          SPLIT-DOLLAR AGREEMENTS AND
                             COLLATERAL ASSIGNMENTS

      WHEREAS, Ernest J. Sewell ("Sewell"), FNB Financial Services Corporation ("FNB"), and FNB Southeast ("Bank") desire to amend certain agreements to which two or more of them are parties; and

      WHEREAS, they desire to enter into one agreement effecting all such amendments but by doing so, neither FNB nor the Bank intends to become a party to an agreement being hereby amended to which it is not already a party.

      NOW, THEREFORE, it is agreed as follows:

      Section 1. Employment  Agreement.  Sewell,  FNB and Bank hereby agree that
Section 7(a) of the Employment Agreement among them, dated May 18, 1995 and amended on May 16, 2002 and by the Second Amendment to Employment Agreement dated May 19, 2004, and any other agreements between or among them relating to the agreements referenced in Section 2 below are hereby amended such that the provision of the split-dollar insurance policies referenced herein shall be subject to the terms, provisions and conditions of this Agreement.

      Section 2. Split Dollar Agreements and Collateral Assignments. Sewell and the Bank agree as follows with respect to the Split Dollar Agreement, dated January 27, 1995 and relating to Policy [______] ("1995 Agreement"), and the related Split Dollar Collateral Assignment between them dated January 27, 1995 ("1995 Assignment"), and the Split-Dollar Agreement entered into in 1998 and relating to Policy [______] ("1998 Agreement"), and the related Split Dollar Collateral Assignment between them also entered into in 1998 ("1998 Assignment").

      (a) The obligation of the Bank to pay premiums under the 1995 Agreement shall be suspended until the Reversal Date (as defined in item (c) below). The remainder of the 1995 Agreement shall remain in full force and effect. The 1995 Assignment shall remain in full force and effect.

      (b) The obligation of the Bank to pay premiums under the 1998 Agreement shall be suspended until the Reversal Date. The remainder of the 1998 Agreement shall remain in full force and effect. The 1998 Assignment shall remain in full force and effect.

      (c) The suspensions of the Bank's obligations to pay premiums set forth in the preceding items (a) and (b) shall continue until the earlier to occur of (i) a definitive pronouncement or regulation promulgated by the Securities and Exchange Commission that the payment of premiums by employers such as FNB and/or the Bank on split-dollar, collateral assignment arrangements such as those established in the 1995 Agreement and 1995 Assignment and the 1998 Agreement and 1998 Assignment do not constitute prohibited loans under Section 402 of the Sarbanes-Oxley Act of 2002 (the "Act") when entered into with an executive officer


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or director of a public company ("Prohibited  Loans"),  (ii) a repeal of Section
402 of the Act, (iii) a ruling of a federal appellate court from which no appeal exists or from which no appeal is made that such arrangements do not constitute Prohibited Loans, (iv) the terminations of the 1995 Agreement and the 1998 Agreement, and (v) such time as Sewell is neither an executive officer nor a director of either FNB or the Bank (the "Reversal Date"). Upon the occurrence of the Reversal Date, the Bank's obligation to pay premiums under the 1995 Agreement and the 1998 Agreement shall become effective for the calendar year in which such Reversal Date occurs and remain effective thereafter through the term of the 1995 Agreement and the term of the 1998 Agreement, as applicable. The foregoing text of this Section 2(c) is intended to provide (x) that prior to a Reversal Date, the Bank's obligations to pay premiums are suspended and (y) that after a Reversal Date has occurred for any of the listed reasons (including Sewell ceasing to be an executive officer or director of FNB and the Bank), the Bank's obligations to pay premiums shall again become effective as provided in the 1995 Agreement and the 1998 Agreement.

      (d) Sewell and the Bank agree that if the Bank's obligations to pay premiums are suspended and then later renewed upon a Reversal Date, the Bank's rights under Section 7 of the 1995 Agreement, and the related provisions of the 1995 Assignment, and under Section 7 of the 1998 Agreement, and the related provisions of the 1998 Assignment, shall have priority as to all premiums paid by the Bank, whether paid before or after a Reversal Date, as provided in the 1995 Agreement, the 1995 Assignment, the 1998 Agreement and the 1998 Assignment.

      Section 3. Special Bonus Payments. Sewell, FNB and the Bank agree as follows:

      (a) The Bank shall pay to Sewell special bonus payments of compensation as set forth below (each, an "Annual Special Bonus"):

                        Calendar Year      Amount
                        -------------   -----------
                            2004        $ 29,235.94
                            2005          29,066.00
                            2006          29,080.06
                            2007          26,334.90
                            2008          26,125.99
                            2009          25,974.58
                            2010          11,309.54
                            2011          10,922.35
                            2012          11,018.42


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      The  Bank  and  Sewell   acknowledge  that  the  factors   underlying  the
calculation of the Annual Special Bonuses (i.e. the amount of Sewell's taxable compensation from the Bank, applicable federal and state income tax rates, and the AFR rate established by the U.S. Department of the Treasury) may vary in the future. Accordingly, the Bank and Sewell agree that the Bank shall review these factors in advance of each calendar year and make such modification to the Annual Special Bonus for the coming calendar year as is necessary to reflect any applicable such variation. The Annual Special Bonus for each calendar year shall be paid on or before January 15th of that calendar year.

      (b) Notwithstanding the provisions of the foregoing item (a), the Bank's obligation to pay Annual Special Bonuses shall terminate as of any calendar year in which a Reversal Date occurs (in which event the provisions of Section 2(c) shall control for such calendar year).

      (c) Sewell, FNB and the Bank agree that no Annual Special Bonus shall be deemed a part of Sewell's Base Salary (as defined in Section 4 of the Employment Agreement) nor shall any Annual Special Bonus be deemed to be compensation (i) in determining Sewell's right to participate in any employee benefit or compensation plan, (ii) in calculating any bonus, incentive compensation or other benefit under any long-term, annual or other incentive or bonus plan of the Bank and/or FNB (or any successor to either), (iii) in calculating any Severance Payment under Section 9(d) of the Employment Agreement, or (iv) in calculating Sewell's annual compensation for purposes of, or for the benefits payable under, any retirement, pension or other similar plan or arrangement (including any SERP) of the Bank and/or FNB (or any successor to either).

      This Agreement shall be deemed effective as of the first day of January, 2004.


                                      /s/ Ernest J. Sewell
                                      --------------------
                                      Ernest J. Sewell

                                      FNB FINANCIAL SERVICES CORPORATION


                                      By: /s/ Barry Z. Dodson
                                          -------------------
                                              Barry Z. Dodson
                                              Chairman of the Board of Directors

                                      FNB SOUTHEAST


                                      By: /s/ Barry Z. Dodson
                                          -------------------
                                              Barry Z. Dodson
                                              Chairman of the Board of Directors


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